Exhibit 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter Richard J. Dobbyn	Investor Relations Chief Financial Officer	941-362-1200 941-362-1200

Sun Hydraulics Corporation Reports
Fourth Quarter and 2001 Year End Results
Declares dividend of $0.04 for 1st Quarter of 2002

SARASOTA, FLA, March 6, 2002 – Sun Hydraulics Corporation (NASDAQ: SNHY) today announced that net sales for the year ended December 29, 2001, were $65.0 million, a decrease of 18.8% compared to net sales of $80.0 million for the year ended December 30, 2000. Net income for 2001 was $1.0 million, or 1.5% of net sales, compared to $3.9 million, or 4.9% of net sales for 2000. Basic and diluted earnings per share for the year ended December 29, 2001, were $0.15 and $0.14 respectively, compared to $0.61 and $0.60 for the year ended December 30, 2000.

Fourth Quarter on Forecast

Net sales for the fourth quarter ended December 29, 2001, were $13.4 million, a decrease of 23.4% compared to net sales of $17.5 million for the fourth quarter of 2000. Net loss for the quarter ended December 29, 2001, was $0.7 million, compared to net income of $0.7 for the fourth quarter of 2000. Net loss for the fourth quarter of 2001 included a pretax charge of $0.3 million for slow moving inventory. Basic and diluted net loss per share for the fourth quarter were $0.10.

Strong Cash Flow

Cash generated from operations for 2001 was $7.3 million. Capital expenditures for the year were $4.0 million, debt decreased $1.4 million, and $1.0 million was paid to shareholders in dividends. Cash on hand at December 29, 2001, was $3.6 million, an increase of $0.9 million for the year.

Commenting on the results for the year, Allen Carlson, Sun’s president, said, “Sun’s diversified customer base and global presence kept us strong in an extremely difficult year. We were able to keep all the workforce intact, continue investments in productivity improvements and strengthen our marketing efforts.”

Outlook Brightens

Orders to date for the first quarter of 2002 were at a rate 30% higher than the fourth quarter of 2001 and 12% higher than the third quarter of 2001. “The Company estimates that sales for the first quarter of 2002 will be approximately 12% higher than the previous quarter and net income will approach breakeven,” said Carlson. “We believe that order rates will continue to improve and estimated sales for the year will be in the $70 million range, which should produce net income per share of approximately $0.40,” Carlson concluded.

Dividend

Sun Hydraulics Corporation declared a $0.04 per share quarterly dividend on its common stock on February 23, 2002. The dividend is payable on April 15, 2002, to shareholders of record as of March 31, 2002.

Other Highlights

Sun launched a new website which disseminates product information quickly and is widely available to help stimulate global demand and pull product through the distribution channel. The time from the engineering release of products to their appearance in the marketplace has been drastically reduced. Sun will continue to invest in this technology as one of the best ways to keep its broad product offering available to provide control solutions for customers around the world.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Sun Hydraulics Corporation will broadcast its 4th quarter and 2001 year end financial results conference call with analysts live over the Internet at 2:30 P.M. E.S.T., today, March 6, 2002. To listen, go to http://investor.sunhydraulics.com/medialist.cfm.

FORWARD-LOOKING INFORMATION

     Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

     Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September, 29, 2001, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 30, 2000. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION – DECEMBER 29, 2001
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands except per share data)

	Three Months Ended		Twelve Months Ended

	December 29,	December 30,	December 29,	December 30,
	2001	2000	2001	2000

Net sales	$13,361	$17,537	$64,983	$79,967
Cost of sales	11,552	12,816	50,358	58,502
Gross profit	1,809	4,721	14,625	21,465
Selling, engineering and administrative expenses	2,758	3,344	12,565	14,109
Operating income (loss)	(949)	1,377	2,060	7,356
Interest expense	203	218	878	1,114
Miscellaneous expense	(56)	138	(130)	323
Income (loss) before income taxes	(1,096)	1,021	1,312	5,919
Income tax provision	(434)	354	362	1,998
Net income (loss)	$(662)	$667	$950	$3,921
Basic net income (loss) per common share	(0.10)	0.10	0.15	0.61
Basic weighted average shares outstanding	6,421	6,385	6,421	6,385
Diluted net income (loss) per common share	(0.10)	0.10	0.14	0.60
Diluted weighted average shares outstanding	6,421	6,570	6,554	6,574

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 29,	December 30,
	2001	2000

Assets
Current assets:
Cash and cash equivalents	$3,611	$2,698
Accounts receivable, net of allowance for doubtful accounts of $195 and $163	4,755	6,112
Inventories	7,238	9,033
Taxes Receivable	668	—
Other current assets	985	536
Total current assets	17,257	18,379
Property, plant and equipment, net	43,555	44,984
Other assets	938	1,011
Total assets	$61,750	$64,374
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,323	$1,787
Accrued expenses and other liabilities	1,494	1,585
Long-term debt due after one year	1,405	1,779
Dividends payable	257	255
Income taxes payable	—	315
Total current liabilities	4,479	5,721
Long-term debt due after one year	9,258	10,233
Deferred income taxes	3,848	4,106
Deferred royalties	427	478
Total liabilities	18,012	20,538
Shareholders’ equity:
Common stock	6	6
Capital in excess of par value	24,502	24,486
Retained earnings	19,001	19,073
Accumulated comprehensive income	229	271
Total shareholders’ equity	43,738	43,836
Total liabilities and shareholders’ equity	$61,750	$64,374